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                                                                     EXHIBIT 4.3



                                                   REGISTRATION RIGHTS
                                       AGREEMENT (the "Agreement"), dated as of May 23, 2003 (the "Effective Date") among THERMADYNE HOLDINGS CORPORATION, a Delaware corporation (the "Corporation") and the STOCKHOLDERS (as herein defined).

                  The Stockholders own or have the right to purchase or otherwise acquire shares of the Common Stock (as hereinafter defined) of the Corporation. The Corporation and the Stockholders deem it to be in their respective best interests to set forth their rights in connection with public offerings and sales of the Common Stock.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the Corporation and the Investors hereby agree as follows:

         SECTION 1.      Definitions.

                  As used in this Agreement, the following terms shall have the following meanings:

                  "Affiliate" means, with respect to any Person, any (a) equityholder holding 5% or more of the outstanding capital stock or other equity interests of such Person, (b) director or officer of such person, (c) any spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clauses (a) or (b) above relating to such Person) and (d) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Board" means the Board of Directors of the Corporation.

                  "Commission" means the Securities and Exchange Commission or any other agency at the time administering the Securities Act.

                  "Common Stock" means the common stock of the Corporation.

                  "Corporation" has the meaning set forth in the introductory paragraph hereof.

                  "Effective Date" has the meaning set forth in introductory paragraph hereof.

                  "Exchange Act" means the Securities Exchange Act of 1934 or any successor statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

                  "Information" has the meaning set forth in Section 7(i).

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                  "Initial Stockholder" means Angelo Gordon & Co., L.P., on
behalf of certain managed funds and accounts.

                  "Inspectors" has the meaning set forth in Section 7(i).

                  "IPO" shall mean the Corporation's initial underwritten registration of shares of its Common Stock pursuant to a Registration Statement filed under the Securities Act.

                  "Material Transaction" means any material transaction in which the Corporation or any of its subsidiaries proposes to engage or is engaged, including a purchase or sale of assets or securities, financing, merger, tender offer or any other transaction that would require disclosure pursuant to the Exchange Act, and with respect to which the Board reasonably has determined in good faith that compliance with this Agreement may reasonably be expected to either materially interfere with the Corporation's or such subsidiary's ability to consummate such transaction in a timely fashion or require the Corporation to disclose material, non-public information prior to such time as it would otherwise be required to be disclosed.

                  "NASD" has the meaning set forth in Section 7(n).

                  "Other Shares" means at any time those shares of Common Stock which do not constitute Primary Shares or Registrable Shares hereunder.

                  "Person" shall be construed in the broadest sense and means and includes a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

                  "Primary Shares" means at any time authorized but unissued shares of Common Stock.

                  "Prospectus" means the prospectus included in a Registration Statement, including any amendment or Prospectus subject to completion, and any such prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares and, in each case, by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

                  "Records" has the meaning set forth in Section 7(i).

                  "Registrable Shares" means the shares of Common Stock held by the Stockholders (or its nominees or trustees, current or existing) which constitute Restricted Shares.

                  "Registration Expenses" has the meaning set forth in Section 7(i).

                  "Registration Statement" means any registration statement of the Corporation which covers an offering of any of the Registrable Shares, and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

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                  "Requesting Stockholders" has the meaning set forth in Section
2(a).

                  "Restricted Shares" means restricted shares of Common Stock held by any Stockholder (or its nominees or trustees, current or existing) issued in connection with the consummation of the First Amended and Restated Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code filed January 17,2003 in the United States Bankruptcy Court for the Eastern District of Missouri of Thermadyne Holdings Corporation and certain of its domestic subsidiaries, provided, however, that for purposes of this Agreement there shall be deemed to be no Restricted Shares outstanding when all Restricted Shares are eligible for sale under Rule 144(K) and no Stockholder owns Restricted Shares equal to 5% or more of the then outstanding Common Stock. As to any particular Restricted Shares, once issued, such Restricted Shares shall cease to be Restricted Shares when (i) they have been registered under the Securities Act, the Registration Statement in connection therewith has been declared effective and they have been disposed of pursuant to such effective registration statement, (ii) they have been distributed to the public pursuant to Rule 144, or (iii) they shall have ceased to be outstanding.

                  "Rule 144" means Rule 144 promulgated under the Securities Act or any successor rule thereto or any complementary rule thereto.

                  "Securities Act" means the Securities Act of 1933 or any successor statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

                  "Stockholders" means the holders of Restricted Shares (or its nominees or trustees, current or existing), identified on Annex I hereto and includes any successor to, or assignee or transferee of, any such Person which agrees in writing to be treated as a Stockholder hereunder and to be bound by the terms and comply with all applicable provisions hereof.

                  "Stockholders' Counsel" has the meaning set forth in Section 7(b).

                  "Suspension Period" has the meaning set forth in Section 8.

         SECTION 2.      Required Registration.

                  (a) At any time following 90 days after the Effective Date, if
(x) a Stockholder of, or (y) a group of Stockholders that holds in the aggregate, at least 10% of the Registrable Shares then outstanding (the "Requesting Stockholders") shall request that the Corporation effect the registration of Registrable Shares under the Securities Act, the Corporation shall promptly give written notice to the other Stockholders of its requirements to so register such offering and, upon the written request, delivered to the Corporation within 30 days after delivery of any such notice by the Corporation, of the other Stockholders to include in such registration Registrable Shares (which request shall specify the number of Registrable Shares proposed to be included in such registration), the Corporation shall promptly use its commercially reasonable best efforts to effect the registration under the Securities Act of such Registrable Shares. Notwithstanding the foregoing, no such request for registration on a Form S-1 will be effective hereunder unless the Registrable Shares proposed to be sold by the Requesting Stockholders have a market value of at least $5,000,000.


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                  (b) Notwithstanding anything contained in this Section 2 to the contrary, the Corporation shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions:

                           (i) The Corporation shall not be obligated to use its commercially reasonable best efforts to file and cause to become effective more than three Registration Statements which are initiated pursuant to Section 2(a) above on Form S-1 promulgated under the Securities Act (or any successor form thereto); provided, however if the Requesting Stockholders are unable to sell at least 90% of the Registrable Shares requested by such Requesting Stockholders to be included in any registration pursuant to Section 2(a) as a result of an underwriter's cutback pursuant to Section 2(b)(iii), then such registration shall not count as a requested registration for purposes of this Section 2(b)(i).

                           (ii) The Corporation may delay the filing or effectiveness of any registration statement for a period of up to 30 days after the date of a request for registration pursuant to Section 2(a) if at the time of such request: (x) the Board has decided to effect a registered underwritten public offering of Primary Shares in which the holders of Registrable Shares have been or will be permitted to include all the Registrable Shares so requested to be registered pursuant to Section 3 and the Corporation has taken substantial steps (including, but not limited to, selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering, or (y) the Board reasonably determines that such registration and offering would interfere with any Material Transaction; provided, however, that the Corporation shall only be entitled to invoke its rights under this Section 2(b)(ii) one time in any 12 month period.

                           (iii) With respect to any registration pursuant to
         Section 2(a), the Corporation shall give notice of such registration to the Stockholders that do not request registration hereunder and the Corporation shall include in such registration any Primary Shares or Other Shares so requested; provided, however, that if the managing underwriter advises the Corporation that the inclusion of all Registrable Shares, Primary Shares and/or Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the Registrable Shares proposed to be included in such registration, then the number of Registrable Shares, Primary Shares and/or Other Shares proposed to be included in such registration shall be included in the following order:

                                    (A) first, the Registrable Shares (or, if
                  necessary, such Registrable Shares pro rata among the holders thereof based upon the number of Registrable Shares requested to be registered by each such holder);

                                    (B) second, the Primary Shares; and

                                    (C) third, the Other Shares


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                           (iv) At any time before the Registration Statement
         covering such Registrable Shares becomes effective, Stockholders holding a majority of such Registrable Shares may request that the Corporation withdraw or not file the Registration Statement. In that event, unless such request was caused by, or made in response to, (a) a material adverse effect or a similar event related to the business, properties, condition, or operations of the Corporation not known (without imputing the knowledge of any other Person to such holders) by the Stockholders initiating such request at the time their request was made, or other material facts not known to such Stockholders at the time their request was made, or (b) a material adverse change in the financial markets, the holders shall be deemed to have request a registration under Section 2(a), for purposes of Section 2(b)(i); provided, however, that such withdrawn registration shall not count as requested Registration Statement pursuant to Section 2(a) for purposes of Section 2(b)(i) above if the Corporation shall have been reimbursed (pro rata by the Requesting Stockholders holding a majority of the Registrable Shares requested to be registered or in such other proportion as the Requesting Stockholders or the other Stockholders may agree) for all out-of-pocket expenses incurred by the Corporation in connection with such withdrawn registration.

                           (v) A registration shall not count as a requested registration pursuant to Section 2(a) for purposes of Section 2(b)(i) until it has become effective. If, after it has become effective, (a) such Registration Statement has not been kept continuously effective for a period of at least 60 days (or such shorter period which will terminate when all the Registrable Shares covered by such Registration Statement have been sold pursuant thereto), (b) such registration requested pursuant to Section 2(a) becomes subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason, or (c) the conditions to closing specified in the underwriting agreement entered into in connection with such registration are not satisfied or waived, other than by reason of some act or omission by the Requesting Stockholders, such registration shall not count as a requested registration pursuant to Section 2(a) for purposes of Section 2(b)(i).

         SECTION 3.      Piggyback Registration.

                  (a) If the Corporation at any time proposes for any reason to register Primary Shares under the Securities Act (other than on (i) Form S-4 or Form S-8 promulgated under the Securities Act (or any successor forms thereto),
(ii) pursuant to Section 2, or (iii) pursuant to the acquisition of or combination with another Person), it shall give written notice to the Stockholders of its intention to so register such Primary Shares at least 30 days before the initial filing of the registration statement related thereto and, upon the request, delivered to the Corporation within 20 days after delivery of any such notice by the Corporation, of the Stockholders to include in such registration Registrable Shares (which request shall specify the number of Registrable Shares proposed to be included in such registration), the Corporation shall use its commercially reasonable best efforts to cause all such Registrable Shares to be included in such registration on the same terms and conditions as the Primary Shares being sold in such registration; provided, however, that the Corporation may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other equity securities to be registered; provided, further, that if the


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managing underwriter advises the Corporation that the inclusion of all
Registrable Shares requested to be included in such registration would interfere with the successful marketing (including pricing) of the Primary Shares proposed to be registered by the Corporation, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the following order:

                            (i) first, the Primary Shares;

                            (ii) second, the Registrable Shares (or, if necessary, such Registrable Shares pro rata among the Stockholders based upon the number of Registrable Shares requested to be registered by each such holder); and

                            (iii) third, the Other Shares.

                  (b) If the Corporation at any time proposes for any reason to register Other Shares under the Securities Act (other than on (i) Form S-4 or Form S-8 promulgated under the Securities Act (or any successor forms thereto),
(ii) pursuant to Section 2 or (iii) pursuant to the acquisition of or combination with another Person), it shall give written notice to the Stockholders of its intention to so register such Other Shares at least 30 days before the initial filing of the registration statement related thereto and, upon the request, delivered to the Corporation within 20 days after delivery of any such notice by the Corporation, of the Stockholders to include in such registration Registrable Shares (which request shall specify the number of Registrable Shares proposed to be included in such registration), the Corporation shall use its commercially reasonable best efforts to cause all such Registrable Shares to be included in such registration on the same terms and conditions as the Other Shares being sold in such registration; provided, however, that the Corporation may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other equity securities to be registered; provided, further, that if the managing underwriter advises the Corporation that the inclusion of all Registrable Shares requested to be included in such registration would interfere with the successful marketing (including pricing) of the Other Shares proposed to be registered by the Corporation, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the following order:

                            (i) first, the Other Shares;

                            (ii) second, the Registrable Shares (or, if necessary, such Registrable Shares pro rata among the Stockholders based upon the number of Registrable Shares requested to be registered by each such holder); and

                            (iii) third, the Primary Shares.

                   (c) The number of requests permitted by the Stockholders pursuant to this Section 3 shall be unlimited.


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         SECTION 4.       S-3 Registration.

                  Anything contained in Section 2 to the contrary notwithstanding, at such time as the Corporation shall have qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, the Stockholders shall have the right to request an unlimited number of registrations of Registrable Shares on Form S-3 or its successor form, provided, that the Corporation shall not be obligated to initiate more than two such registrations in any six month period. A requested registration on Form S-3 (or its successor form) in compliance with this Section 4 shall not count as a registration statement initiated pursuant to Section 2(a) for purposes of
Section 2(b)(i) but shall otherwise be subject to the provisions of to Section 2(b)(ii), (iii) and Section 5.

         SECTION 5.       Underwritten Offerings.

                  The Initial Stockholder, in its sole discretion, may request that the offering of Registrable Shares to be included in a registration pursuant to Section 2(a) or Section 4 be in the form of a fully underwritten offering. Notwithstanding anything to the contrary contained herein, the Corporation shall not be obligated to cause the offering of Registrable Shares to be offered in the form of a fully underwritten offering on more than three Registration Statements. The holders of Registrable Shares requesting such registration shall select one or more nationally recognized firms of investment bankers to act as the lead managing underwriter or underwriters in connection with such offering.

         SECTION 6.       Holdback Agreements.

                  (a) If the Corporation at any time pursuant to Section 2 of this Agreement shall register under the Securities Act an offering and sale of Registrable Shares held by Stockholders for sale to the public pursuant to an underwritten offering, the Corporation shall not, without the prior written consent of the lead underwriters for such offering, effect any public sale or distribution of securities similar to those being registered, or any securities convertible into or exercisable or exchangeable for such securities, for such period as shall be determined by the managing underwriters, which period shall not begin more than 14 days prior to the effectiveness of the Registration Statement pursuant to which such public offering shall be made and shall not last more than 90 days after the closing of sale of shares pursuant to such Registration Statement (except as part of such underwritten registration or pursuant to registrations on Form S-4, Form S-8 or any successor form).

                  (b) To the extent not inconsistent with applicable law, each Stockholder whose Registrable Shares are included in a Registration Statement pursuant to this Agreement agrees not to effect any public sale or distribution of such Registrable Shares or similar securities of the Corporation, including a sale pursuant to Rule 144 under the Securities Act, during the 14 days prior to, and during the 90-day period beginning on the commencement of an underwritten public distribution under such Registration Statement pursuant to this Agreement (except as part of such underwritten public distribution), if and to the extent requested by the managing underwriter or underwriters.


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         SECTION 7.       Preparation and Filing.

                  If and whenever the Corporation is under an obligation pursuant to the provisions of this Agreement to effect the registration of any Registrable Shares, the Corporation shall, as expeditiously as practicable:

                  (a) use its commercially reasonable best efforts to cause a registration statement that registers such Registrable Shares to become and remain effective for the lesser of (x) such period as may be reasonably necessary to effect the sale of all the Registrable Shares registered under such registration statement, or (y) 180 days;

                  (b) furnish, at least five business days before filing a Registration Statement that registers such Registrable Shares, a Prospectus relating thereto or any amendments or supplements relating to such a Registration Statement or Prospectus, to one counsel selected by the holders of Registrable Shares requesting such registration (the "Stockholders' Counsel"), copies of all such documents proposed to be filed (it being understood that such five-business-day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to the Stockholders' Counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances);

                  (c) prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until all of such Registrable Shares have been disposed of and to comply with the provisions of the Securities Act with respect to the sale or other disposition of Registrable Shares. If any such Registration Statement refers to any Stockholder by name or otherwise as the holder of any securities of the Corporation, then such Stockholder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Stockholder, to the effect that the holding by such Stockholder of such securities is not to be construed as a recommendation by such Stockholder of the investment quality of the Corporation's securities covered thereby and that such holding does not imply that such Stockholder will assist in meeting any future financial requirements of the Corporation, or (ii) in the event that such reference to such Stockholder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such Stockholder;

                  (d) notify in writing the Stockholders' Counsel (i) of the receipt by the Corporation of any notification with respect to any comments by the Commission with respect to such Registration Statement or Prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (ii) of the receipt by the Corporation of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or Prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose, and
(iii) of the receipt by the Corporation of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;


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                  (e) use its commercially reasonable best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the Stockholders reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable the Stockholders to consummate the disposition in such jurisdictions of the Registrable Shares owned by the Stockholders; provided, however, that the Corporation will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this paragraph (e);

                  (f) furnish to the Stockholders such number of copies of a summary Prospectus, if any, or other Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Stockholders may reasonably request in order to facilitate the public sale or other disposition of such Registrable Shares;

                  (g) without limiting paragraph (e) above, use its commercially reasonable best efforts to cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Corporation to enable the Stockholders holding such Registrable Shares to consummate the disposition of such Registrable Shares;

                  (h) notify the Stockholders holding such Registrable Shares on a timely basis at any time when a Prospectus relating to such Registrable Shares or any document related thereto includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of the Stockholders prepare and furnish to such Stockholders a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

                  (i) make available upon reasonable notice and during normal business hours, for inspection by the Stockholders holding such Registrable Shares, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Stockholders or underwriter (collectively, the "Inspectors"), all pertinent financial and other records, pertinent documents and properties of the Corporation (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Corporation's officers, directors and employees to supply all information (together with the Records, the "Information") reasonably requested by any such Inspector in connection with such Registration Statement. Any of the Information which the Corporation determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (i) the disclosure of such Information is necessary to avoid or correct a material misstatement or omission in the Registration Statement,
(ii) the release of such Information is ordered pursuant to a subpoena or other order from a court or governmental agency or authority of competent jurisdiction, (iii) such Information has been made generally available to the public through no breach of the nondisclosure obligations of the Inspectors or their Affiliates or (iv) such disclosure is required to be made under applicable law. Each Stockholder further agrees that it will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Corporation, and allow the Corporation, at the Corporation's expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential. Each Stockholder further agrees that Information obtained by it as a result of such inspections which is deemed confidential by the Corporation shall not be used by it, and it shall use its commercially reasonable best efforts to cause any Inspector not to use such confidential Information as the basis for any market transactions in securities of the Corporation or for any purpose other than any due diligence review with respect to decisions regarding such Stockholder's investment in the Registrable Shares, unless and until such Information is made generally available to the public;

                  (j) in the event the sale is pursuant to an underwritten offering, use its commercially reasonable best efforts to obtain from its independent certified public accountants "cold comfort" letters in customary form and at customary times and covering matters of the type customarily covered by cold comfort letters;

                  (k) in the event the sale is pursuant to an underwritten offering, use its commercially reasonable best efforts to obtain from its counsel an opinion or opinions in customary form;

                  (l) provide a transfer agent and registrar (which may be the same entity and which may be the Corporation) for such Registrable Shares;

                  (m) promptly issue to any underwriter to which the Stockholders holding such Registrable Shares may sell shares in such offering certificates evidencing such Registrable Shares;

                  (n) list such Registrable Shares on any national securities exchange on which any shares of the Common Stock are listed or, if the Common Stock is not listed on a national securities exchange, use its commercially reasonable best efforts to qualify such Registrable Shares for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc. (the "NASD"), or such other national securities exchange as Stockholders holding a majority of such Registrable Shares shall reasonably request;

                  (o) otherwise use its commercially reasonable best efforts to comply with all applicable rules and regulations of the Commission and make available to its securityholders, as soon as reasonably practicable, earnings statements covering a period of 12 months beginning within three months after the effective date of the subject Registration Statement (which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act);

                  (p) otherwise use its commercially reasonable best efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby; and

                  (q) in the event the sale is pursuant to an underwritten offering, cause senior representatives of the Corporation to participate in any "road show" or "road shows" reasonably requested by any underwriter of a "best efforts" offering of Registrable Shares.

                  The Corporation may require each Stockholder holding Registrable Shares as to which any registration is being effected to furnish to the Corporation such information regarding the distribution of such Registrable Shares as the Corporation may from time to time reasonably request in writing and such other information as may be legally required in connection with such registration.

                  Each Stockholder, upon receipt of any notice from the Corporation of any event of the kind described in Section 7(h) hereof, shall forthwith discontinue disposition of the Registrable Shares pursuant to the Registration Statement covering such Registrable Shares until such Stockholder's receipt of the copies of the supplemented or amended Prospectus contemplated by
Section 7(h) hereof, and, if so directed by the Corporation, such Stockholder shall deliver to the Corporation all copies, other than permanent file copies then in such Stockholder's possession, of the Prospectus covering such Registrable Shares at the time of receipt of such notice.

         SECTION 8.       Suspension.

                  Anything contained in this Agreement to the contrary notwithstanding, the Corporation may, by notice in writing to each Stockholder to which a Prospectus relates, require such Stockholder to suspend, for up to 90 days (the "Suspension Period"), the use of any Prospectus included in a Registration Statement filed under Section 2, Section 3, Section 4 hereof if a Material Transaction exists that would require an amendment to such Registration Statement or supplement to such Prospectus (including any such amendment or supplement made through incorporation by reference to a report filed under
Section 13 of the Exchange Act). The period during which such Prospectus must remain effective shall be extended by a period equal to the Suspension Period. The Corporation may (but shall not be obligated to) withdraw the effectiveness of any Registration Statement subject to this provision.

         SECTION 9.       Expenses.


                  All expenses incident to the Corporation's performance of or compliance with this Agreement, including, without limitation, all Securities Act registration and filing fees, fees and expenses associated with filings required to be made with the NASD, fees and expenses of compliance with securities or "blue sky" laws (including reasonable fees and disbursements of counsel in connection with "blue sky" qualifications of the Registrable Shares), printing expenses (excluding printing expenses incurred in connection with the third and any subsequent underwritten public offering effected pursuant to a Registration Statement initiated pursuant to Section 2(a) or Section 4), messenger and delivery expenses, fees and expenses of counsel for the Corporation and its independent certified public accountants (including the expenses of any special audit or "cold comfort" letters required by or incident to such performance), securities acts liability insurance (if the Corporation elects to obtain such insurance), the fees and expenses of any special experts retained by the Corporation in connection with such registration, and fees and expenses of other persons retained by the Corporation (all such expenses being herein called "Registration Expenses") will be borne by the Corporation whether or not any registration statement becomes effective; provided that in no event shall Registration Expenses include any (i) underwriting discounts, commissions, or fees attributable to the sale of the Registrable Securities, or (ii) fees and expenses of any counsel, accountants, or other persons retained or employed by the Stockholders.

         SECTION 10.      Indemnification.


                  (a) In connection with any registration of any Registrable Shares under the Securities Act pursuant to this Agreement, the Corporation shall indemnify and hold harmless the holders of Registrable Shares, each of such holder's officers, directors, employees, members, partners, and advisors and their respective Affiliates, each underwriter, broker or any other person acting on behalf of the holders of Registrable Shares and each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act against any losses, claims, damages, liabilities, or actions joint or several (or actions in respect thereof), to which any of the foregoing persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or allegedly untrue statement of a material fact contained in the Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary Prospectus or final Prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Corporation of the Securities Act or state securities or blue sky laws applicable to the Corporation or relating to action or inaction required of the Corporation in connection with such registration or qualification under such state securities or blue sky laws; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Corporation shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action (including any legal or other expenses incurred) arises out of or is based upon an untrue statement or allegedly untrue statement or omission or alleged omission made in said Registration Statement, preliminary Prospectus, final Prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Corporation by the holders of Registrable Shares specifically for use in the preparation thereof; provided, further, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement, allegedly untrue statement, omission or alleged omission made in any preliminary Prospectus but eliminated or remedied in the final Prospectus (filed pursuant to Rule 424 of the Securities Act), such indemnity agreement shall not inure to the benefit of any of such Persons if a copy of such final Prospectus had been made available to such Persons and such final Prospectus was not delivered to the purchaser of the Registrable Shares with or prior to the written confirmation of the sale of such Registrable Shares.

                  (b) In connection with any registration of Registrable Shares under the Securities Act pursuant to this Agreement, each Stockholder shall severally (based on the percentage of all Registrable, Primary and Other Shares included in such registration that were owned by such holder) and not jointly and severally indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 10(a)) the Corporation, each director of the Corporation, each officer of the Corporation who shall sign such registration statement, each underwriter, broker or other Person acting on behalf of the holders of Registrable Shares and each Person who controls any of the foregoing Persons within the meaning of the Securities Act with respect to any statement or omission from such registration statement, any preliminary Prospectus or final Prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Corporation or such underwriter by such Stockholder specifically for use in connection with the preparation of such registration statement, preliminary Prospectus, final Prospectus, amendment, supplement or document; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each Stockholder, to an amount equal to the net proceeds actually received by such holder from the sale of Registrable Shares effected pursuant to such registration.

                  (c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 10, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided hereunder, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party (but shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the reasonable fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity agreement provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such claim.

                  (d) If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations, provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each stockholder, to an amount equal to the net proceeds actually received by such Stockholder from the sale of Registrable Shares effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No person guilty or liable of fraudulent misrepresentation shall be entitled to contribution from any person.

                  (e) In the defense of any claim or litigation pursuant to this
Section 10, the indemnifying party shall not, without the prior written consent of the indemnified party, consent to entry of any judgment or enter into any settlement which imposes restrictions or non-monetary obligations on the indemnified party, nor shall the indemnifying party, without the prior written consent of the indemnified party, consent to entry of any judgment or enter into any settlement unless such judgment or settlement includes an unconditional release of each indemnified party from any liabilities arising out of such claim, action or proceeding.

                  (f) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of Registrable Shares.

         SECTION 11.      Underwriting Agreement.

                  (a) Notwithstanding the provisions of Section 6, Section 7,
Section 8 and Section 9, to the extent that the Stockholders selling Registrable Shares in a proposed registration shall enter into an underwriting or similar agreement, which agreement contains provisions covering one or more issues addressed in such Sections of this Agreement, the provisions contained in such Sections of this Agreement addressing such issue or issues shall be of no force or effect with respect to such registration, but this provision shall not apply to the Corporation if the Corporation is not a party to the underwriting or similar agreement.

                  (b) If any registration pursuant to Section 2 or Section 4 is requested to be an underwritten offering, the Corporation shall negotiate in good faith to enter into a reasonable and customary underwriting agreement with the underwriters thereof. The Corporation shall be entitled to receive indemnities from lead institutions, underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement and to the extent customary given their role in such distribution. No Stockholder shall be required to make any representations or warranties to, or agreements with, the Corporation, other than representations, warranties or agreements regarding the identity of such Stockholder or such Stockholder's Registrable Shares, such Stockholder's intended method of distribution or any other representations, warranties or agreements required by applicable law or any other representations and warranties relating specifically to the information provided by such Stockholder.

                  (c) No Stockholder may participate in any registration hereunder that is underwritten unless such Stockholder agrees to (i) sell such Stockholder's Registrable Shares proposed to be included therein on the basis provided in any underwriting arrangements acceptable to the Corporation and the Initial Stockholder and (ii) as expeditiously as possible, notify the Corporation of the occurrence of any event concerning such Stockholder as a result of which the Prospectus relating to such registration contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 12.      Information by Stockholder.

                  The Stockholders shall furnish to the Corporation such written information regarding the Stockholders and the distribution proposed by any Stockholders as the Corporation may reasonably request in writing and as shall be reasonably required in connection with any registration referred to in this Agreement.

         SECTION 13.      Exchange Act Compliance.

                  From the hereof, the Corporation shall comply with all of the reporting requirements of the Exchange Act applicable to it and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144. The Corporation shall cooperate with the Stockholders in supplying such information as may be necessary for the Stockholders to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

         SECTION 14.      No Conflict of Rights; Future Rights.

                  The Corporation shall not, after the date hereof, grant any registration rights which conflict with or impair the rights granted to the Stockholders hereby. If at any time following the date hereof, the Corporation shall grant to any present or future stockholder of the Corporation rights to in any manner cause or participate in any registration statement of the Corporation that, in the judgment of the Stockholders, are superior to or conflict with the rights granted to the Stockholders hereby, such grant shall be null, void and ultra vires.

         SECTION 15.      Benefits of Agreement; Third Party Beneficiaries.

                  Except as provided herein, this Agreement shall bind and inure to the benefit of the Corporation, the Stockholders and subject to Section 16, the respective successors and assigns of the Corporation and the Stockholders.

                  Each Stockholder may assign its rights hereunder to any purchaser or transferee of at least 100,000 Registrable Shares (as adjusted in the case of stock splits, reverse stock splits, stock dividends, recapitalizations and like transactions); provided, however, that such purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as a Stockholder whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally included in the definition of a Stockholder herein and had originally been a party hereto. The Corporation may not assign any rights hereunder without the consent of the Stockholders.

         SECTION 16.      Mergers, Etc.

                  The Corporation shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Corporation shall not be the surviving corporation unless the surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Corporation under this Agreement, and for that purpose references hereunder to "Registrable Shares" shall be deemed to include the shares of common stock, if any, which the Stockholders would be entitled to receive in exchange for Common Stock under any such merger, consolidation or reorganization, provided that, to the extent the Stockholders receive securities that are by their terms convertible into shares of common stock of the issuer thereof, then any such shares of common stock as are issued or issuable upon conversion of said convertible securities shall be included within the definition of "Registrable Shares."

         SECTION 17.      Entire Agreement.

                  This Agreement, and the other writings referred to herein or delivered pursuant hereto, contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

         SECTION 18.      Notices.

                  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                         (i)       if to the Corporation, to:

                                   Thermadyne Holdings Corporation
                                   16052 Swingley Ridge Rd., Suite 300
                                   Chesterfield, MO 63017
                                   Telephone:   636-728-3000
                                   Facsimile:   636-728-3010 (Tate)
                                                636-728-3011 (Williams)

                                   Attention:        Mr. James Tate
                                                     Ms. Patti Williams

                   with a copy to:

                                   Weil, Gotshal & Manges LLP
                                   100 Crescent Court, Suite 1300
                                   Dallas, Texas 75201-6950
                                   Telephone:   (214) 746-7700
                                   Facsimile:   (214) 746-7777
                                   Attention:   R. Scott Cohen, Esq.

                        (ii) if to the Stockholders, to their respective addresses set forth on Annex I hereto.

                  All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

         SECTION 19.      Modifications; Amendments; Waivers.

                  The terms and provisions of this Agreement may not be modified or amended except pursuant to a writing signed by the Corporation and Stockholders holding at least a majority of all Registrable Shares then outstanding. Any waiver of any provision of this Agreement requested by any party hereto must be granted in advance, in writing by the party granting such waiver; provided, however, that the Stockholders holding a majority of all then outstanding Registrable Shares may grant a waiver on behalf of all Stockholders.

         SECTION 20.      Counterparts; Facsimile Signatures.

                  This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         SECTION 21.      Headings.


                  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

         SECTION 22. Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.

                  ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR THE SOUTHERN DISTRICT OF NEW YORK AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

                  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

         SECTION 23.      Remedies.

                  (a) Each Stockholder shall have all rights and remedies reserved for such Stockholder pursuant to this Agreement and the Articles of Incorporation and the Bylaws of the Corporation and all rights and remedies which such Stockholder has been granted at any time under any other agreement or contract and all of the rights which such holder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

                  (b) The parties hereto agree that if any parties seek to resolve any dispute arising under this Agreement pursuant to a legal proceeding, the prevailing parties to such proceeding shall be entitled to receive reasonable fees and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceedings.

                  (c) It is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

         SECTION 24.      Titles and Subtitles.


                  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         SECTION 25.      Severability.

                  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.


                                      ****

                  IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement on the date first written above.

                           THERMADYNE HOLDINGS CORPORATION

                           BY: /s/ JAMES H. TATE
                              --------------------------------------------------
                              Name:   James H. Tate
                              Title:


                           ANGELO GORDON & CO., L.P.

                           BY:
                              --------------------------------------------------
                              Name:
                              Title:

                  IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement on the date first written above.

                           THERMADYNE HOLDINGS CORPORATION

                           By:
                              --------------------------------------------------
                              Name:
                              Title:

                           ANGELO GORDON & CO., L.P., on behalf of
                           certain managed funds and accounts.


                           By: /s/ MICHAEL L. GORDON
                              --------------------------------------------------
                              Name:   Michael L. Gordon
                              Title:  Chief Operating Officer

                                                                         ANNEX I



ANGELO GORDON & CO., L.P.
245 Park Ave., 26th Floor
New York, NY 10167
Attn: Brad Patelli
Attn: Jeffrey H. Aronson

with a copy to:

O'Melveny & Myers LLP
30 Rockefeller Plaza, 41st Fl.
New York, NY 10112
Attn: Adam Harris

The following parties are nominees and/or trustees of Angelo Gordon & Co., L.P. and hold, for the benefit of Angelo Gordon & Co., L.P., that number of Registrable Shares set forth opposite such entity's name:


                                       REGISTRABLE SHARES HELD FOR THE BENEFIT OF
NAME OF NOMINEE/TRUSTEE                         ANGELO GORDON & CO., L.P.
-----------------------                         -------------------------
Sigler & Co.
c/o AG Capital Funding Partners, L.P.                   430,659

Sigler & Co.
c/o Northwards Capital, Limited.                        251,345

Silver Oak Capital, LLC
c/o Angelo Gordon & Co., L.P.                         3,938,769

Credit Suisse First Boston
c/o AG Capital Funding Partners, L.P.                    67,707

Goldman Sachs Credit Partners, L.P.
c/o AG Capital Funding Partners, L.P.                    26,958

Goldman Sachs Credit Partners, L.P.
c/o Silver Oak Capital, LLC
for the benefit of Angelo Gordon & Co., L.P.            165,600